UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

July 27, 2001

Date of Report (Date of earliest event reported)

PEOPLES ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Illinois	1-5540	36-2642766
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

24th Floor, 130 East Randolph Drive, Chicago, Illinois	60601-6207
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code	(312) 240-4000

None

(Former name or former address, if changed since last report)

Item 5. Other Events

On July 27, 2001, Peoples Energy Corporation will hold a conference call to discuss third quarter 2001 results and its growth targets. The conference call will be held after the release of the company's third quarter results on July 27, before the market opens and can be accessed by the public via telephone or via internet through the company's website at www.peoplesenergy.com.

Conference Call Script

Third Quarter Fiscal 2001 Earnings

Mr. Terry: Good morning, I'm Richard Terry, chairman and CEO of Peoples Energy. I'm here with Tom Patrick president and chief operating officer, and Jim Luebbers - vice president and chief financial officer. Also, here with us is our manager of investor relations, Mary Ann Wall.

In today's conference call Jim will cover our third quarter and fiscal year-to-date operating results and I will follow up with the outlook for the remainder of fiscal 2001. Once our prepared remarks are complete we will open the line up for questions.

You are reminded that throughout this conference call, we will be making some forward-looking statements such as business plans and expectations for future development and earnings growth. Actual results could differ materially from such expectations because of many uncertainties, some of which are listed in the written materials provided to you or in the company's SEC filings.

Before I turn it over to Jim let me take this opportunity to make a few points that bear mentioning.

First, the third quarter results that we reported today remain consistent with the annual guidance that we provided earlier this year, and we are reaffirming that guidance. We are delivering on our indicated performance, notwithstanding challenges in the economy and the energy environment.

Second, this marks the fifth quarter in a row and seventh out of the last eight quarters that year over year results have improved. All of our business segments showed improvement in the current nine-month period versus the same period in fiscal 2000. This is a testimonial to the effectiveness of our long-term strategy to both grow earnings and reduce their volatility through a combination of enhancing our core utilities and growing diversified energy businesses. Indeed, in this, the fourth year since we announced our corporate growth strategy, we will achieve about 20% of annual earnings from our diversified businesses. Our record of growth through successful and meaningful diversification in a relatively short time span distinguishes us from many of our peers and, I believe, deserves greater recognition from the investment community.

I will now turn it over to Jim for the financial highlights.

Mr. Luebbers: Thank you Dick.

This morning we reported consolidated earnings for the third quarter of fiscal 2001 of $11.6 million, or $.33 per share. These results compare with $10.9 million, or $.31 per share, for the third quarter of fiscal 2000. Fiscal year-to-date results were $110.4 million ($3.12 per share) as compared to $97.9 million ($2.76 per share) for the same period a year ago.

The 6.5% increase in the current quarter results and 13% increase for the first nine months of fiscal 2001 over the same periods last year reflect significantly higher operating income and equity investment income from our diversified businesses, in particular the midstream services and oil and gas production segments. For the three and nine-month periods ended June 30, 2001, diversified segment operating income and equity investment income increased $11.2 million and $21.6 million, respectively over the same periods last year. Operating income for the gas distribution segment decreased $2.8 million for the current quarter and increased $20.9 million fiscal year-to-date over the respective periods last year.

In our core Gas distribution segment, operating income for the current quarter was lower than the same period a year ago, primarily due to decreased gas deliveries resulting from weather that was 14% warmer than normal and 9% warmer than last year and customer conservation. Earnings gains from lower depreciation expense were partially offset by reduced effects of pension benefit accounting.

Fiscal year-to-date operating results increased 11% over the prior year period, mainly due to weather that was 19% colder than last year. This gain was offset by the net benefits received from the company's weather insurance policy in the prior year. Operating income for the period also benefited from lower depreciation expense and the positive effects of pension benefit accounting.

Earnings were negatively impacted by gas prices that were at record levels. In addition to increased conservation by our customers, our utilities have experienced additional bad debt exposure. The provision for uncollectibles for the nine months ended June 30 was $30.1 million, an increase of $13.2 million from the same period last year due to higher revenues resulting from high gas prices and colder weather.

At June 30, 2001, utility customer accounts receivable balances were $373 million, net of reserves for uncollectible accounts of $43 million. At June 30, 2000 utility customer accounts receivable balances were $128 million, net of reserves of $25 million. The increase in receivables is primarily due to two factors. For the first nine months of fiscal 2001, gas prices were significantly higher than they were for the same period last year. In addition, weather for the first nine months of fiscal 2001 was 19% colder than the same period last year, when it was 14% warmer than normal.

The current level of utility customer accounts receivable reflects, in part, the deferral of payments under several programs implemented to assist customers in managing high gas bills. At June 30, $173 million of the utility accounts receivable balances (46%) represented customers who were either enrolled in our budget plan or had established extended payment arrangements.

In addition, the Illinois Department of Commerce and Community Affairs, the City of Chicago and the Company have contributed a total of $7MM into a special program to provide further assistance to low-income customers. Under the program, eligible customers received up to $600 in matching grants to help pay down their gas bill accounts. Meanwhile we are vigorously pursuing collection of past-due accounts.

A final comment on gas distribution. On June 8, members of the gas workers union at our Peoples Gas unit approved a four-year contract, ending the union's 21-day strike. The strike did not have a material impact on the company's operations or financial condition.

For our Power Generation segment, operating income and equity investment income increased $.5 million for the quarter and $2.6 million fiscal year-to-date, as compared to the prior year's periods. The increase in the current quarter was primarily the result of the first three units (totaling 450 MW) of our Elwood Phase II expansion project becoming commercially operable in June. The expansion was completed in early July and the full impact of all five units (totaling 750 MW) will bolster earnings in the fourth quarter. The current nine-month period benefited from a gain on the liquidation of financial hedges associated with Elwood's Phase I gas supply requirements, offset by higher gas costs. Effective March 1, 2001, the power sales contracts on the Elwood Phase I units were restructured to essentially eliminate Elwood's gas supply price risk. We will complete project financing of Elwood in the fourth quarter.

Quarterly results for Midstream Services were up $6.2 million as compared to the same period a year ago. The fiscal year-to-date results increased $8.7 million over the nine-months ended June 2000. The strong earnings in both current periods were primarily the result of equity investment income from enovate, the company's joint venture with Enron, which is developing a comprehensive wholesale business for the Chicago marketplace, including new product development, marketing and trading. Results for the current three-month period also benefited from increased hub and other wholesale activities while the nine-month comparison was negatively impacted by lower operating income from hub and peaking activities and a nonrecurring pipeline construction project in the prior period.

Our Retail Energy Services segment improved its results over last year, showing increases in operating income of $.2 million and $2.0 million, respectively, for the quarter and fiscal year-to-date period. Operating income for the current quarter benefited from increased electric margins and lower operating expenses as compared to the same period a year ago, offset by lower gas margins. Fiscal year-to-date results benefited from increased gas and electric margins, partially offset by higher operating expenses related to growth. The company expects that fiscal year results for this segment will show a smaller loss than last year.

Operating income and equity investment income from our Oil and Gas Production segment increased $4.6 million for the quarter and $8.5 million for the nine-month period. Average daily production for the quarter increased 11.6% from last year's third quarter to 51.8 million cubic feet of gas equivalent per day. Fiscal year-to-date average daily production was 40.9 million cubic feet of gas equivalent, an increase of 27.4% as compared to 32.1 million cubic feet of gas equivalent per day for the same period last year. Both periods reflect full year impacts of fiscal 2000 working interest acquisitions and this year's drilling programs, as well as benefits from our recent acquisition of South Texas properties. Equity investment income from our EnerVest partnership made a significant contribution to the current three and nine-month ended periods due to proceeds received from the sale of developed property.

Our earnings clearly continue to be bolstered by contributions from our diversified energy businesses. In total the Diversified Business Segments contributed almost $14 million dollars in operating income and equity investment income for the quarter, five times the amount of the previous year's third quarter. For the current nine-month period, our diversified businesses have added $36.9 million dollars of operating income and equity investment income, an increase of over 140% as compared with the nine months ended June 2000. We are confident that these businesses will continue to fuel future earnings growth.

Non-operating results for the quarter and fiscal year-to-date decreased from the prior year periods due to increased interest expense on corporate borrowings associated with the development of diversified energy businesses. Our utilities also incurred increased interest expense due to additional working capital requirements, primarily for gas supply payments made in advance of collections from customers. However, this was partially offset by interest savings due to refinancing of long-term utility debt, which we completed in Fiscal 2000. Both periods were also negatively impacted by the write-off of the investment in the Whitecap Energy System partnership, offset by higher interest income.

Fiscal year-to-date earnings were also negatively impacted by the mark-to-market pricing of unrealized liabilities for stock appreciation rights granted to certain employees under the Company's long-term incentive plan.

That concludes my remarks. Now I would like turn things back to Dick.

Mr. Terry: Thanks, Jim. In closing, we are reaffirming our estimated earnings range for fiscal 2001 of $3.15-$3.25 per share. Consistent with our corporate growth strategy, our diversified energy businesses will contribute about 20% of fiscal 2001 earnings.

That concludes our prepared remarks. Operator we are now ready to take questions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PEOPLES ENERGY CORPORATION
(Registrant)

July 27, 2001	By: /s/ J. M. LUEBBERS
(Date)	J. M. Luebbers
Chief Financial Officer and Controller